99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 326-4000

Paul M. Roberts
Director of Communications
(978) 326-4213
proberts@analogic.com

Analogic Corporation Reports Results
for Its Third Quarter 2006

PEABODY, MA (June 7, 2006) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, announced today results for its third quarter ended April 30, 2006.

Revenues from continuing operations for the third quarter ended April 30, 2006, were $81,306,000, compared with the prior year’s third-quarter revenues from continuing operations of $84,582,000, a decrease of 4%. Net income from continuing operations for the third quarter was $2,510,000, or $0.18 per diluted share, compared to $28,989,000, or $2.14 per diluted share, from continuing operations a year earlier.

During the prior third quarter, the Company recorded earnings of $1.92 per diluted share as a result of a gain on the sale of marketable securities and a loss on asset writedowns. The sale of the Company’s 14.6% interest in Cedara Software Corp. of Mississauga, Ontario, Canada resulted in a pretax gain of $43,829,000. The net income from continuing operations attributable to the sale of these marketable securities was $27,388,000, or $2.01 per diluted share. The Company also recorded pretax asset writedowns from continuing operations of $1,988,000 during the prior third quarter, which resulted in a net loss from continuing operations of $1,201,000, or $0.09 per diluted share.

Net income for the third quarter ended April 30, 2006, was $2,510,000, or $0.18 per diluted share, compared with a net income of $28,120,000, or $2.07 per diluted share, for the prior year’s third quarter.

Revenues from continuing operations for the nine months ended April 30, 2006, were $267,727,000, compared to the prior year’s nine-month revenues from continuing operations of $235,822,000, an increase of 14%. Net income from continuing operations for the nine-month period was $12,670,000, or $0.92 per diluted share, compared to $28,421,000, or $2.10 per diluted share, for the same period a year earlier.

During the nine-month period ended April 30, 2006, the Company recorded pretax restructuring and asset impairment charges of $1,612,000, which resulted in a net loss from continuing operations of $1,022,000, or $0.07 per diluted share. During the prior nine-month period, the Company recorded earnings of $1.88 per diluted share as a result of a gain on the sale of marketable securities and a loss on asset impairment charges. The sale of the Company’s 14.6% interest in Cedara Software Corp. of Mississauga, Ontario, Canada resulted in a pretax gain of $43,829,000. The net income from continuing operations attributable to the sale of those marketable securities was $27,388,000, or $2.01 per diluted share. Pretax asset impairment charges totaled $2,935,000 during the prior year’s nine-month period resulting in a net loss from continuing operations of $1,774,000, or $0.13 per diluted share.

Net income attributable to discontinued operations, the cumulative effect of a change in accounting principle, and the gain on disposal of discontinued operations for the nine months ended April 30, 2006, was $20,919,000, or $1.52 per diluted share. This compares to a net loss from discontinued operations of $3,846,000, or a loss of $0.29 per diluted share, for the prior year’s first nine months. During the first nine months of this year the Company realized a net gain of $20,640,000, or $1.50 per diluted share, from the sale of our Camtronics Medical Systems subsidiary to Emageon, Inc. of Birmingham, Alabama, on November 1, 2005. As a result of the sale, the Company classified the Camtronics business as a discontinued operation and recast its financial statements accordingly to represent the operation as discontinued.

Net income for the nine months ended April 30, 2006, was $33,589,000, or $2.44 per diluted share, compared with a net income of $24,575,000, or $1.81 per diluted share, for the same period a year earlier.

Sales of the Company’s medical technology products were up 6% for the quarter, led by increased shipments of clinical ultrasound systems, ultrasound subsystems, digital radiography subsystems, and patient monitors. Sales of advanced multi-slice Data Acquisition Systems (DASs) for Computed Tomography (CT) remained near the same high level of the previous third quarter. Security technology product sales were down 37% from a year earlier. This was expected as our customer had requested that some shipments originally scheduled for Q3 be accelerated into Q2 to meet their customers’ needs. Sales of power amplifiers for Magnetic Resonance Imaging (MRI) were also down from a strong quarter a year earlier.

John Wood, President and CEO, commented, “Revenue and income were down from our strong second quarter this year due primarily to the expected decrease in the shipment of EXplosive Assessment Computed Tomography (EXACT™) systems. In the second quarter we shipped 44 units, accelerating shipments to meet our customer requirements. In the third quarter we shipped 17 units, with a backlog of 11 units for the remainder of the fiscal year. The lower volume of EXACT shipments resulted in lower income overall for the quarter. We expect that new orders will be forthcoming as the upgraded EXACT system, known as the AN6400, completes inline field trials later this calendar year. We also expect to be able to market the separate upgrade kit later this year, which should improve revenue and income in fiscal 2007.”

Wood noted that sales of medical technology products had improved, due primarily to strong showings by several of the Company’s subsidiaries. B-K Medical’s shipments of ultrasound systems were up over a year ago, as were sales of ultrasound transducers by the Company’s Sound Technology, Inc. subsidiary. Flat-panel direct digital radiography detector plate shipments by the Company’s Anrad subsidiary were up strongly over a year ago, reflecting continuing improvement in production of these leading-edge subsystems. Patient monitor shipments also increased, as the Company has been expanding the number of parameters measured non-invasively by its growing LIFEGARD® family of patient and fetal monitors.

Shipments of data acquisition systems for computed tomography were about level with a very strong quarter a year earlier, but power systems, or Radio Frequency (RF) amplifiers, for MRI were down from a strong quarter a year earlier, and orders for medical CT systems were also lower.

Research and product development costs for the third quarter were $12,382,000, or 15% of total revenue, down from $13,540,000, or 16% of total revenue, for the prior year’s third quarter. Engineering revenues for the quarter were $3,415,000, down from $5,221,000 a year earlier, due primarily to a large, funded security project that was completed in the prior year.

A number of major engineering projects are progressing. Development continues on the COBRA™ advanced checkpoint security system, which the Company expects to provide to the U.S. Transportation Security Administration (TSA) early next fiscal year for testing under its CAMBRIA program. The Company is also developing a new generation of Explosives Detection Systems (EDSs) under the TSA’s Phoenix Program. The new system, with a larger bore and higher throughput, should be submitted to the TSA for certification testing by the middle of next fiscal year. Major medical development projects in process include the heart of a new CT system for an Original Equipment Manufacturer (OEM); a Positron Emission Tomography (PET) system being developed by PhotoDetection Systems, in which we have an equity interest; and new generations of multi-slice CT data acquisition systems and liquid-cooled RF amplifiers for MRI. Analogic has also generated considerable interest in a new brushless technique for delivering power to and data from a rotating CT gantry.

“The breadth of our technological capabilities and the importance of applying those capabilities to both health and security applications were clearly evident this quarter,” said Wood. “While shipments of security systems were down over several very strong recent quarters, and we await approval to market several innovative new security systems for airports domestically and abroad, several segments of our medical business demonstrated solid growth. We are working to extend that growth over both major application areas to better ensure our future as ‘The World Resource for Health and Security Technology.’”

Analogic will conduct an investor conference call on Wednesday, June 7, at 11:00 a.m. ET to discuss results for the third quarter ended April 30, 2006, and recent developments.

Call 1-866-823-6992 approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, Pass Code 03391. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through Wednesday, June 28. A telephone digital replay will be available approximately two hours after the call is completed through midnight, Friday, June 9. To access the digital replay, dial 1-877-919-4059. The conference ID number is 37496664. For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Embedded Multiprocessing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of June 7, 2006. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 7, 2006.

Consolidated Statements of Operations (in thousands, except share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005

Net Revenue:
Products	$75,670	$77,646	$247,355	$215,766
Engineering	3,415	5,221	13,346	13,630
Other	2,221	1,715	7,026	6,426

Total net revenue	81,306	84,582	267,727	235,822

Cost of sales:
Products	46,606	47,543	149,282	132,607
Engineering	4,222	3,817	14,064	11,359
Other	1,348	1,256	3,926	3,974

Total cost of sales	52,176	52,616	167,272	147,940

Gross margin	29,130	31,966	100,455	87,882

Operating expenses:
Research and product development	12,382	13,540	39,558	38,433
Selling and marketing	6,972	7,172	21,600	21,694
General and administrative	8,757	9,968	27,058	28,488
Restructuring and asset impairment charges	84	1,988	1,612	2,935

Total operating expenses	28,195	32,668	89,828	91,550

Income (loss) from operations	935	(702)	10,627	(3,668)

Other (income) expense:
Interest income	(2,653)	(1,484)	(7,155)	(3,369)
Interest expense	43	—	43	2
Equity (gain) loss in unconsolidated affiliates	332	(972)	787	(749)
Gain on sale of marketable securities	—	(43,829)	—	(43,829)
Other	(116)	312	(158)	(292)

Total other (income) expense	(2,394)	(45,973)	(6,483)	(48,237)

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	3,329	45,271	17,110	44,569
Provision for income taxes	819	16,282	4,440	16,148

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	2,510	28,989	12,670	28,421
Income (loss) from discontinued operations (net of income tax benefit of $3,664 and $3,805 for the three and nine months ended April 30, 2005, and income tax provision of $126 for the nine months ended April 30, 2006).	—	(869)	159	(3,846)
Gain on disposal of discontinued operations (net of income tax of $9,104)	—	—	20,640	—
Cumulative effect of change in accounting principle (net of income tax of $61)	—	—	120	—

Net income	$2,510	$28,120	$33,589	$24,575

Basic earnings (loss) per share:
Income from continuing operations	$0.18	$2.14	$0.93	$2.19
Income (loss) from discontinued operations, net of tax	—	(0.07)	0.01	(0.29)
Gain on disposal of discontinued operations, net of tax	—	—	1.51	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.01	—

Net income	$0.18	$2.07	$2.46	$1.81

Diluted earnings (loss) per share:
Income from continuing operations	$0.18	$2.14	$0.92	$2.10
Income (loss) from discontinued operations, net of tax	—	(0.07)	0.01	(0.29)
Gain on disposal of discontinued operations, net of tax	—	—	1.50	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.01	—

Net income	$0.18	$2.07	$2.44	$1.81

Dividends declared per share	$0.10	$0.08	$0.28	$0.24
Shares outstanding:
Basic	13,732	13,573	13,667	13,546
Diluted	13,956	13,614	13,834	13,588

Condensed Consolidated Balance Sheets (in thousands)

	April 30,	July 31,
	2006	2005
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$257,701	$220,454
Accounts and notes receivable, net	51,634	50,978
Inventories	69,624	64,290
Other current assets	20,775	19,000
Current assets of discontinued operations	—	41,939

Total current assets	399,734	396,661
Property, plant and equipment, net	81,481	79,442
Other assets	19,513	20,602

Total Assets	$500,728	$496,705

Liabilities and Stockholders’ Equity:
Accounts payable	$21,189	$20,833
Accrued liabilities	22,230	19,802
Advance payments and deferred revenue	7,775	14,387
Accrued income taxes	8,499	11,167
Current liabilities of discontinued operations	—	30,445

Total current liabilities	59,693	96,634

Deferred income taxes	1,391	914

Total long-term liabilities	1,391	914

Stockholders’ Equity	439,644	399,157

Total Liabilities and Stockholders’ Equity	$500,728	$496,705